Exhibit 99.1

PETMED EXPRESS, INC.

QUARTER AND YEAR ENDED MARCH 31, 2020

CONFERENCE CALL TRANSCRIPT

MAY 4, 2020 AT 8:30 A.M. ET

Coordinator:

Welcome to the PetMed Express, Inc. doing business as 1-800-PetMeds conference call to review the financial results for the fourth fiscal quarter and year ended on March 31, 2020. At the request of the company this conference call is being recorded. Founded in 1996, 1-800-PetMeds is America’s Largest Pet Pharmacy, delivering prescription and non-prescription pet medications, and other health products for dogs, cats, and horses direct to the consumer. 1-800-PetMeds markets its products through national advertising campaigns, which direct consumers to order by phone or on the Internet, and aim to increase the recognition of the “PetMeds” family of brands names. 1-800-PetMeds provides an attractive alternative for obtaining pet medications in terms of convenience, price, ease of ordering, and rapid home delivery. At this time I would like to turn the call over to the Company’s Chief Financial Officer, Mr. Bruce Rosenbloom.

Bruce Rosenbloom:

Thank you. I would like to welcome everybody here today. Before I turn the call over to Mendo Akdag, our President and Chief Executive Officer, I would like to remind everyone that the first portion of this conference call will be listen-only, until the question and answer session, which will be later in the call. Also certain information that will be included in this press conference may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission that may involve a number of risks and uncertainties. These statements are based on our beliefs as well as assumptions we have used based upon information currently available to us. Because these statements reflect our current views concerning future events, these statements may involve risks, uncertainties and assumptions.

Actual future results may vary significantly based on a number of factors that may cause the actual result or event to be materially different from future results, performance or achievements expressed or implied by these statements. We have identified various risk factors associated with our operations in our most recent annual report and other filings with the Securities and Exchange Commission. Now let me introduce today’s speaker Mendo Akdag, President and Chief Executive Officer of 1-800-PetMeds, Mendo.

Mendo Akdag:

Thank you Bruce. Good morning. Welcome and thank you for joining us. First, we hope you are doing well and staying safe and healthy during these challenging times. Due to COVID-19, consumer demand has been strong for e-commerce with pet owners shifting their purchases to online. Our sales have been positively impacted, due to this increased demand combined with the start of our peak season. As an essential business we have been open during our normal business hours without any material disruptions in our operation. We are dedicated to making every effort to ensure pets get the medications they need.

We have also taken measures to ensure the health and safety of our employees. We have implemented working from home where possible and enhanced disinfection of our workplace. We have repeatedly been stressing to our employees the need for social distancing and proper hygiene practices at home and at work. We transitioned from in-person meetings to online, and we have not been permitting any non-employees on our premises. Also, so far, we have not seen any material disruptions in our supply chain. But the situation has been fluid, changing day by day; we are monitoring and managing it closely.

Now we will compare our fourth fiscal quarter ended on March 31, 2020 to last year’s quarter ended on March 31, 2019. For the fourth fiscal quarter ended on March 31, 2020 our sales were $74.3 million compared to sales of $64.6 million for the same period the prior year, an increase of 15%. The increase in sales for the quarter was due to increases in reorder and new order sales. The average order value was approximately $90 for the quarter compared to $85 for the same quarter the prior year.

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Mendo Akdag:

For the fourth fiscal quarter net income was $7.0 million, or $0.35 diluted per share compared to $6.6 million, or $0.32 diluted per share for the same quarter a year ago, an increase to diluted earnings per share of 8.4%. Reorder sales increased by 17% to $65.2 million for the quarter compared to reorder sales of $55.9 million for the same quarter the prior year. New order sales increased by 5% to $9.1 million for the quarter compared to $8.7 million for the same period the last year. We acquired approximately 107,000 new customers in our fourth fiscal quarter compared to 101,000 for the same period the prior year. The seasonality in our business is due to the proportion of flea, tick and heartworm medications in our product mix. Spring and summer are considered peak seasons, with fall and winter being the off-season.

For the fourth fiscal quarter our gross profit as a percent of sales was 29.2% compared to 32.1% for the same period a year ago. The percentage decrease for the quarter can mainly be attributed to increases in product cost and additional discounts given to customers in response to increased online competition. Our general and administrative expenses as a percent of sales was 8.6% for the quarter compared to 9.0% for the same quarter the prior year. We were able to leverage the G&A with increased sales.

For the quarter we spent about $6.2 million in advertising compared to $6.5 million for the same quarter a year ago. The decrease for the quarter was primarily due to a reduction in television advertising. Advertising cost of acquiring a customer for the quarter defined as total advertising expenses divided by total new customers acquired was approximately $58 compared to $65 for the same quarter the prior year.

We had $103.8 million in cash and cash equivalents and $17.9 million in inventory with no debt as of March 31, 2020. Net cash from operations for the fiscal year was $38.8 million compared to $45.1 million for the prior fiscal year. The decrease was due to lower net income offset by decreases in inventories and increases in accounts payable compared to the prior fiscal year. Capital expenditures were approximately $2.3 million for the fiscal year. This ends the financial review. Operator, we are ready to take questions.

Coordinator:

Thank you. We will now begin the question and answer portion of today's conference call. If you would like to ask a question please unmute your phone, press Star 1, and record your first and last name and state your company to ask your question. If you would like to withdraw your question you may use Star 2. Please standby for our first question. And first we have Erin Wright from Credit Suisse. Your line is open.

Erin Wright:	Great thanks. Based on the order mix, basket size, customer profile, other metrics that you tracked, how sticky would you think that this COVID-driven customer base will be?

Mendo Akdag:	We are assuming that it’s going to be same as what it has been historically.

Erin Wright:	So you don’t anticipate that there was any outside stockpiling?

Mendo Akdag:	That could be. That’s a possibility. And we had campaigns encouraging buying higher volume and we were also cross-selling. So probably half and half - so there could be some stockpiling.

Erin Wright:

Okay all right. Thanks. And then have you seen any changes in the parasiticide ordering patterns whether it’s across OTC or prescription products and anticipate a change in ordering patterns maybe because of COVID or because of the flea and tick season in general this year? I mean if you could provide any sort of color that would be great. Thanks.

Mendo Akdag:	I would say flea and tick season started a little earlier this year probably end of February, beginning of March. So the weather was warmer so that might have positively impacted the numbers also.

Erin Wright:	Okay all right. Thank you so much.

Mendo Akdag:	You're welcome.

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Coordinator:	Thank you, Kevin Ellich, from Ace Research. Your line is open.

Kevin Ellich:

Good morning. Mendo, you know, new customer sales increased about 6% this quarter first time in about eight quarters. You know, clearly as Erin pointed out there maybe some stockpiling going on. But do you think that’s also a sign that the competitive environment is finally leveling off?

Mendo Akdag:

Prices stabilized in the markets, you know, with manufacturers enforcing the MAP policies. So, we’ve been price competitive and that probably helped, and also demand for e-commerce as we pointed out has been strong.

Kevin Ellich:

Okay that’s helpful. And then gross margin, you know, you made the comment about, you know, I think you said there has been some of the campaigns and also, you know, increase in product costs. Do you expect gross margin will continue to ramp in fiscal ‘21, especially as you have some new parasiticide products online, I see that Simparica Trio is available on your website. I’m just curious if you can give us any color how it’s been doing in the first few days or your first few weeks as you’ve been offering it?

Mendo Akdag:

It depends really on the product mix. The OTC sales have been going up too lately. So it’s really going to depend on the product mix. We will know in a couple of quarters, you know, where the gross margins will end up.

Kevin Ellich:

Okay. And then I know this might be a tough one but with new customer sales increasing, you know, is there any - have you guys taken a look - is there any specific geography where you’re seeing an increase or a surge in sales? And then, you know, what about customers that used 1800PetMeds, you know, three, four years ago stopped and now are you seeing any of those people come back?

Mendo Akdag:

Yes we are seeing some of our customers that have not purchased from us in a while have been coming back. We have seen that. It’s, you know, the big states, seven states, the seven - top-seven, eight states has been strong. But there is not, I would not say there is a material difference between states.

Kevin Ellich:

Got it. And then lastly it looks like, you know, clearly we’ve seen, you know, increased pet adoptions, animal shelters are pretty empty now. So just wondering how you think that’s going to affect your business going forward? I mean I would imagine that’s got to be a positive for the industry and your business. Just wondering if you guys have noticed that as well?

Mendo Akdag:	It should be a positive for us. So we'll see what happens.

Kevin Ellich:	Okay. Thank you. Have a good day.

Coordinator:	Thank you. Next we have Anthony Lebiedzinski from Sidoti & Company. Your line is open.

Anthony Lebiedzinski:

Yes good morning and thank you for taking the question. So I joined the call late so maybe you've already addressed this. But I just wanted to get a sense maybe if you could give us a little bit more color as to the sales acceleration that you saw? I guess, you know, if you could just step back and look at your business before the COVID-19 outbreak and afterwards if you could just kind of give us a sense as to the magnitude of the changes in the sales?

Mendo Akdag:	Right. Increased demand for e-commerce and start of our peak season coinciding positively impacted our sales.

Anthony Lebiedzinski:

Got it, okay. So just wondering if with more states opening up their economies now - I mean how should we think about the impact on your business from a demand perspective? Obviously during March and I guess most of April there was this big surge in demand so, you know, anything e-commerce related. But as things start to get back to normal what could - what kind of impact would you foresee on your business?

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Mendo Akdag:	Well demand still is strong so far for e-commerce. So we’ll see what happens when the country opens up.

Anthony Lebiedzinski:

Got it. Okay. And as far as your advertising strategy how should we think about that as far as, you know, how aggressive do you want to be with promoting the brand? I know you are doing some TV ads now. So just wanted to get a sense as to how should we think about your advertising strategy, new customer acquisition costs? That would be very helpful, thank you.

Mendo Akdag:	We’ll be aggressive during peak season. We're working on optimizing our marketing. And our budget is flexible depending on ROI. And as far as the demand is strong we’ll be aggressive.

Anthony Lebiedzinski:	Got it. All right thank you and best of luck.

Mendo Akdag:	Thank you.

Coordinator:	Thank you. And again that is Star 1 if you have a question on the phone. And next we have Ben Rose from Battle Road Research. Your line is open.

Ben Rose:

Yes good morning and glad to hear everything is going well for PetMeds. A couple of questions, firstly, for Mendo I understand that this may have been the first quarter that you have rolled out your new e-commerce platform and was just curious to know if there are any comments you can make relative to how the platform is helping the business?

Mendo Akdag:	We still have not rolled out the new platform actually due to the COVID-19. And we got busy and we postponed it at this time.

Ben Rose:	Okay. Is that an indefinite postponement or…

Mendo Akdag:	No, it’s not an indefinite. But we like to - we thought we would not like doing it while we are very busy.

Ben Rose:

Sure, sure. Also wanted to ask you a little bit more about you had mentioned monitoring the supply chain. I was just curious if that is just kind of a generic concern around being able to be properly stocked by your medication suppliers or is there - are there any other potential issues there?

Mendo Akdag:	It’s generic concern. And there are sometimes delays to the lead times by a week or two. So we’re taking that into consideration at this time. But it is a generic concern.

Ben Rose:	Okay. And then if I may, has the current environment necessitated any additional fulfillment workers or have you essentially been working with your current staff through the crisis?

Mendo Akdag:	We did increase our staff. We’re using some temporary employees in the distribution center.

Ben Rose:	Okay. All right, thank you very much.

Mendo Akdag:	You’re welcome.

Coordinator:	Thank you. And there are no further questions in the queue.

Mendo Akdag:

Thank you. In fiscal 2021 we’ll continue focusing on optimizing our marketing in this more competitive environment and being more efficient with our advertising spending. In addition we will continue investing in our e-commerce platform to better service our customers. This wraps up today’s conference call. Thank you for joining us. Operator, this ends the conference call.

Coordinator:	Thank you for participating. You may now disconnect.

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